Exhibit 99.1

Thursday, October 12, 2017

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES APPOINTMENT OF PETER ALBERO AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Lakeville, Connecticut, October 12, 2017/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: SAL), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced that Peter Albero was appointed to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective October 20, 2017.

“We are very pleased to have Peter Albero join our leadership team. Peter brings proven skills in accounting, financial reconciliation, and regulatory reporting,” said Rick Cantele, President and Chief Executive Officer. “His expertise in these areas will serve us well and will help us continue to achieve our objectives of excellence in both our financial performance and fiscal accountability to our shareholders.”

Mr. Albero, age 52, has over 30 years of accounting, financial reconciliation, and regulatory reporting experience. He previously served as Director, Financial Services Advisory Practice at PricewaterhouseCoopers LLP, New York, NY since September 2015. Prior to that, Mr. Albero spent 27 years at Morgan Stanley, New York, NY most recently serving as Managing Director, Head of SEC Reporting and Disclosure from June 2014 to July 2015. He served as Managing Director, Head of Regulatory Reporting from September 2012 to May 2014 and prior to that, as Managing Director, Head of Corporate Reporting and Analysis from December 2007 to August 2012. Mr. Albero received a B.S. in Accounting and Finance from Manhattan College in 1986, and an M.B.A. in Finance and International Business from New York University in 1996. He is a Certified Public Accountant in New York.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.